CONTACT: STEVE PICKMAN AT 913-367-1480

FOR IMMEDIATE RELEASE

MGPI ANNOUNCES SIGNIFICANT IMPROVEMENT IN FOURTH QUARTER
NET INCOME DESPITE YEAR-END INVENTORY ADJUSTMENT;
SALES INCREASE 50 PERCENT
Reaffirms Fiscal 2005 Guidance

         ATCHISON, Kan., August 5, 2004—Driven by strong demand for its specialty ingredients products, MGP Ingredients, Inc. (Nasdaq: MGPI) today reported strong increases in sales, net income and earnings per share for the fiscal 2004 fourth quarter and twelve months ended June 30, 2004.

         Net sales totaled $78,995,000 for the fiscal 2004 fourth quarter, an increase of 50 percent over sales of $52,529,000 in the 2003 fourth quarter. Net income was $3,164,000, or $0.20 per share, compared to a net loss of $1,371,000, or ($0.09) per share, in the same period one year ago. The earnings per share data has been adjusted to reflect MGPI’s two-for-one stock split that went into effect after the close of business on June 30.

         “The trend toward healthier lifestyles continues to gather momentum, and the unique lines of specialty ingredients we provide to meet growing demand fit well into that megatrend,” said Ladd Seaberg, president and chief executive officer. “Demand for lower net carbohydrate products was a significant contributor to our results for the fourth quarter and all 12 months of fiscal 2004. Perhaps more gratifying, however, is the performance of those specialty ingredient lines not specifically targeted to the low carbohydrate market. Net sales for these products increased 34 percent for the year. This increase includes growth of our Arise® line of wheat protein isolates and our Wheatex® line of textured wheat proteins. Sales of Arise® ingredients not associated with low-carb applications more than doubled compared to the prior year, while sales of our Wheatex® for use in grain-based foods as well as meat analogs and meat extension applications increased by 60 percent.”

         The Company continued to leverage the strength of its Wheatex® products with the introduction of key line extensions. MGPI recently introduced Wheatex® RediShred, which has the look and feel of shredded beef, pork, or chicken, and significantly increases convenience and cost savings for its customers. MGPI has also begun marketing a reformulated version of a targeted Wheatex® ingredient for use in Asia that has met with early favorable response. The company additionally is developing a textured wheat protein blended with soy in order to address needs of those customers wishing to build off soy’s strong nutritional profile.

         Seaberg also noted the continued strong growth in the fourth quarter of the Company’s wheat-based resin product in pet food applications. “With their inherent flexibility, our patented protein and starch resins have been instrumental in the development of truly differentiated pet chew products that have caught on in a significant way in the marketplace,” added Seaberg. “This resulted in a 9 percent increase in resin sales over a strong fiscal 2003 fourth quarter. The pet industry has taken notice of the unique properties of our resin offerings, and we expect to see the introduction of additional new products which adopt this unique and exciting technology in 2005.”

         The Company is also in the early stages of pursuing opportunities for its resins in the growing movement toward biodegradable products. The U.S. government is finalizing regulations which should provide for increased use of bio-based and biodegradable products when costs are reasonable and quality is comparable to existing materials. Greater adoption of bio-based products carries ecological advantages and has the potential to reduce reliance on foreign oil. The Company has signed an agreement to supply bio-based resin to a customer who is pursuing products for the U.S. Defense Department and military.

         Seaberg also noted that despite a slowing of growth in low-carbohydrate market demand early in the fiscal 2005 first quarter, compelling opportunities exist as the market changes to accommodate the need for great-tasting products that are also higher in fiber and lower in net carbohydrates.

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ADD 1—MGPI ANNOUNCES SIGNIFICANT IMPROVEMENT

         During the fourth quarter, the Company completed its capacity improvement projects aimed at increasing production capacity for its breakthrough Fibersym™ line, the core resistant starch technology that allows food manufacturers to formulate fiber enhanced and lower net carb foods without sacrificing taste and texture. MGPI’s recent arrangement with Penford Corporation to supply a potato-based resistant starch, as well as a recently announced alliance with Cargill Incorporated for a high amylose corn-based resistant starch, are still in the early stages of rollout, and hold significant potential for inclusion in a wide array of food products that were not previously feasible. Additionally, MGPI expects to benefit from an income-bearing license agreement that the company granted to Cargill involving a tapioca-based resistant starch that Cargill intends to produce and market in the future.

         The growth in specialty ingredients in the fourth quarter pushed total sales in the company’s Ingredients segment 92 percent ahead of the prior year’s fourth quarter ingredient sales. Driven by a 59 percent increase in fuel grade alcohol revenues, total sales in the company’s Distillery Products segment increased by 32 percent over distillery products sales in the 2003 fourth quarter. Complete sales and pre-tax income data by segments for the fourth quarter and twelve months ended June 30 follow below. Operating profit for each segment is based on net sales less identifiable operating expenses. Interest expense, investment income and other general miscellaneous expenses have been excluded from segment operations and classified as Corporate:

Sales	4th QTR. FY 2004	4th QTR. FY 2003	12 Months FY 2004	12 Months FY 2003
Ingredients Segment	$31,513,000	$16,433,000	$102,711,000	$57,215,000
Distillery Products Segment	$47,482,000	$36,096,000	$167,962,000	$135,157,000

Pre-Tax Income
Ingredients Segment	$6,983,000	$1,523,000	$17,268,000	$7,030,000
Distillery Products Segment	($1,316,000)	($2,842,000)	$257,000	$3,622,000
Corporate	($426,000)	($946,000)	($1,875,000)	($2,131,000)

         For the fiscal 2004 year ended June 30, 2004, the Company posted net income of $9,468,000, or $0.61 per share on a post-stock split basis, compared to $5,154,000, or $0.33 per share on a post-stock split basis, in fiscal 2003. “The most notable aspect of this increase is that our earnings in fiscal 2004 were principally derived from operations, whereas earnings in the prior fiscal year were attributable to non-operating income,” Seaberg said. The company’s earnings in fiscal 2003 were affected by $15.4 million in non-operating income resulting from the recognition of insurance proceeds in excess of the net recorded costs of assets that were destroyed in the September 13, 2002 distillery explosion at the company’s Atchison, Kansas plant. MGPI’s net sales in fiscal 2004 totaled $270,673,000 compared to $192,372,000 in the 2003 fiscal year, an increase of 41 percent.

         The Company also announced today that it is on schedule for a Spring 2005 completion of its Enterprise Resource Planning (ERP) system implementation, designed to improve manufacturing and supply chain efficiencies. “This new system should result in a smoother management of our entire supply chain,” added Seaberg. “It has the potential to prevent certain types of inventory adjustments such as we experienced this fiscal year-end and which was the principal reason we missed our previously published 2004 earnings guidance by $0.04 per share.”

         Despite a current slowing of growth in the low-carb market, Seaberg remains confident in the company’s long-term prospects, and today reaffirmed its fiscal 2005 earnings estimate of $1.03 to $1.08 per share, which is calculated based on the additional shares resulting from the recent two-for-one stock split. “In addition to further strides and strong market potential across our entire specialty products line, we should benefit from favorable commodity pricing and strong demand for distillery products in fiscal 2005,” he said.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended June 30	Twelve Months Ended June 30
(Dollars in thousands, except per share)	2004	2003	2004	2003

NET SALES	$ 78,995	$ 52,529	$ 270,673	$ 192,372
COST OF SALES	67,816	56,985	245,766	202,112
GROSS PROFIT (LOSS)	11,179	(4,456)	24,907	(9,740)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,013	3,506	20,339	13,617
OTHER OPERATING INCOME	2	3,597	10,720	17,403
INCOME (LOSS) FROM OPERATIONS	4,168	(4,365)	15,288	(5,954)
INTEREST EXPENSE	(271)	(299)	(1,088)	(1,226)
OTHER INCOME NET	1,344	2,399	1,450	15,701
INCOME (LOSS) BEFORE INCOME TAXES	5,241	(2,265)	15,650	8,521
PROVISION (CREDIT) FOR INCOME TAXES	2,077	(894)	6,182	3,367
NET INCOME (LOSS)	$ 3,164	$ (1,371)	$ 9,468	$ 5,154
BASIC EARNINGS PER COMMON SHARE	$ 0.20	$ (0.09)	$ 0.61	$ 0.33
DIVIDENDS PER COMMON SHARE	$ 0.00	$ 0.00	$ 0.075	$ 0.075

Weighted average shares outstanding	15,741,024	15,355,248	15,473,228	15,864,546

The earnings per share and dividend data has been adjusted to reflect MGPI's two-for-one stock split that went into effect after the close of business on June 30.

CONSOLIDATED BALANCE SHEETS

(unaudited) (Dollars in thousands)	June 30 2004	June 30 2003	(unaudited) (Dollars in thousands)	June 30 2004	June 30 2003

ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT ASSETS:			CURRENT LIABILITIES:
Cash and cash equivalents	$ 6,488	$ 17,539	Current maturities of long-term debt	$ 3,201	$ 3,201
Receivables	34,243	20,466	Accounts payable	10,576	9,729
Inventories	32,775	26,956	Accrued expenses	7,815	3,604
Prepaid expenses	828	1,578	Deferred income taxes	--	241
Deferred income taxes	2,090	--	Income tax payable	2,423	--
Income taxes receivable	--	3,086	Deferred Income	$ 12,598	$ 14,323
Total Current Assets	76,424	69,625	Total Current Liabilities	$ 36,613	$ 31,098
Property and equipment, At Cost	296,377	263,990
Less accumulated depreciation	187,280	172,186	LONG-TERM DEBT	12,561	15,232
Property and Equipment, Net	109,097	91,804	POST-RETIREMENT BENEFITS	5,977	5,780
Insurance Receivable	1,425	11,515	DEFERRED INCOME TAXES	13,677	15,802
OTHER ASSETS	91	186	STOCKHOLDERS' EQUITY	118,209	105,218
	$ 187,037	$ 173,130		$ 187,037	$ 173,130